[LETTERHEAD OF RATZKOVSKY FRIED]

                         REPORT OF INDEPENDENT AUDITORS

                             TO THE SHAREHOLDERS OF

                            VERDECO TECHNOLOGIES LTD.

We have audited the accompanying balance sheets of Verdeco Technologies Ltd. ("the Company") as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Israel, including those prescribed by the Israeli Auditors Regulations (Mode of Performance) - 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements either originating within the financial statements themselves, or due to any misleading statement included therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The aforementioned financial statements have been prepared on the basis of the historical cost convention adjusted to reflect the changes in the general purchasing power of the Israeli currency - on the basis of the changes in the exchange rate of the U.S. Dollar - in accordance with the opinions of the Institute of Certified Public Accountants in Israel. Condensed nominal Israeli currency data, on the basis of which the adjusted financial statement of the Company were prepared, is presented in Note 16.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997 and the results of its operations, changes in shareholders' equity and cash flows for each of the two years ended in the period ended December 31, 1998, in conformity with generally accepted accounting principles, in Israel which differ in certain respects from those followed in the United States - see
Note 15 to the financial statements.

Furthermore, in our opinion, the aforementioned financial statements comply with the requirements of the Israeli Securities Regulations (Preparation of Annual Financial Statements) -1993.

Without qualifying our opinion, we wish to draw attention to the following: The Company's accumulated deficit as at December 31, 1998 and negative cash flows from operating activities and losses for the year then ended amounts to approximately NIS 4.324 thousands, NIS 2.123 thousands and NIS 2.498 thousands, respectively, as discussed in note 1c. The Company's ability to continue to operate is dependent upon additional financial support until profitability is achieved.


                                       /s/ RATZKOVSKY FRIED MANDOLA & Co.

                                           RATZKOVSKY FRIED MANDOLA & Co.
                                           Certified Public Accountants (Israel)
Haifa, Israel
February 17, 1999